NEWS RELEASE
THE LACLEDE GROUP
720 Olive Street, St. Louis, MO 63101

CONTACT: Robert N. Arrol
(314) 342-0654

 FOR IMMEDIATE RELEASE

The Laclede Group, Inc. Reports Higher Earnings
First Quarter 2009 Reflects Strong Performance

St. Louis, January 29, 2009 – The Laclede Group, Inc. (NYSE:LG) today reported increased earnings for the first quarter of its 2009 fiscal year versus the previous year.

• Diluted earnings per share increased to $1.42.  Consolidated earnings for the quarter ended December 31, 2008, were $31.3 million compared to $20.9 million for the same quarter last year.  Diluted earnings per share increased approximately 46 percent to $1.42 for the first quarter this year, from diluted earnings of $.97 per share for the quarter ended December 31, 2007, which included a $.03 loss per share from discontinued operations.

• Laclede Energy Resources, Inc. (LER) remained a strong performer.  The increased earnings were largely attributable to the strong performance of LER, Laclede Group’s non-regulated natural gas commodity service provider.  LER reported earnings totaling $14.7 million for the quarter ended December 31, 2008, up $9.0 million from the same period last year.  LER contributed $.67 to consolidated diluted earnings per share for the first quarter this year, which is $.41 per share more than the $.26 per share it contributed in the first quarter of fiscal 2008.  The higher earnings were primarily due to higher sales volumes attributable to the contracting for additional pipeline capacity and increased margins on sales of natural gas.

• Laclede Gas’ results stayed strong and stable.  Earnings reported by Laclede Group’s core subsidiary, Laclede Gas Company, Missouri’s largest natural gas distribution utility, were $16.2 million for the quarter ended December 31, 2008, compared to $15.8 million for the same period last year.  Laclede Gas contributed $.74 to diluted earnings per share for the quarter this year compared to $.73 per share for the same quarter last year.  The increase in earnings was primarily attributable to increased income from natural gas sales due to colder weather and higher Infrastructure System Replacement Surcharge revenues, largely offset by higher operating expenses and investment losses.

“Our solid financial results in this challenging economic environment and the balanced composition of our earnings between our non-regulated and regulated businesses indicate the strength of The Laclede Group’s operations,” said Douglas Yaeger, Chairman, President and Chief Executive Officer of The Laclede Group.

For further details concerning The Laclede Group’s fiscal 2009 first quarter results, see the accompanying unaudited Statements of Consolidated Income.

About The Laclede Group
The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth.  Its subsidiary Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 630,000 residential, commercial and industrial customers in the City of St. Louis and ten other counties in Eastern Missouri.  Laclede Group’s primary non-regulated activities include Laclede Energy Resources, Inc., which is headquartered in St. Louis, Missouri and included within the Non-Regulated Gas Marketing segment.  For more information about Laclede Group and its subsidiaries, visit www.thelacledegroup.com.

Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the year ended September 30, 2008, filed with the Securities and Exchange Commission.

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UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)
	Three Months Ended December 31,
	2008	2007

OPERATING REVENUES
Regulated Gas Distribution	$358,101	$320,892
Non-Regulated Gas Marketing	315,040	181,798
Other	1,115	1,300
Total Operating Revenues	674,256	503,990
OPERATING EXPENSES
Regulated Gas Distribution
Natural and propane gas	254,897	222,841
Other operation expenses	36,301	35,213
Maintenance	6,534	6,235
Depreciation and amortization	9,119	8,713
Taxes, other than income taxes	18,358	16,681
Total Regulated Gas Distribution Operating Expenses	325,209	289,683
Non-Regulated Gas Marketing	291,601	172,872
Other	758	1,258
Total Operating Expenses	617,568	463,813
Operating Income	56,688	40,177
Other Income and (Income Deductions) - Net	739	2,649
Interest Charges:
Interest on long-term debt	6,146	5,126
Interest on long-term debt to unconsolidated affiliate trust	—	69
Other interest charges	2,646	4,163
Total Interest Charges	8,792	9,358
Income from Continuing Operations Before Income Taxes
and Dividends on Laclede Gas Redeemable Preferred Stock	48,635	33,468
Income Tax Expense	17,321	11,922
Dividends on Laclede Gas Redeemable Preferred Stock	8	10
Income from Continuing Operations	31,306	21,536
Loss from Discontinued Operations, Net of Income Tax	—	(633)
Net Income	$31,306	$20,903

Average Number of Common Shares Outstanding:
Basic	21,857	21,554
Diluted	22,013	21,621

Basic Earnings (Loss) Per Share of Common Stock:
Income from Continuing Operations	$1.43	$1.00
Loss from Discontinued Operations	—	(0.03)
Net Income	$1.43	$0.97

Diluted Earnings (Loss) Per Share of Common Stock:
Income from Continuing Operations	$1.42	$1.00
Loss from Discontinued Operations	—	(0.03)
Net Income	$1.42	$0.97

Certain prior-period amounts have been reclassified to discontinued operations to conform to current-year presentation as a result of the sale of SM&P Utility Resources, Inc. (SM&P) during the second quarter of fiscal year 2008. Loss from Discontinued Operations does not include general corporate overhead expenses previously recorded by SM&P.